Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-207720 and 333-204855) of Atlantic Capital Bancshares, Inc. of our report dated March 30, 2016, with respect to the consolidated financial statements of Atlantic Capital Bancshares, Inc. and its subsidiary, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 30, 2016